Exhibit 16.1

March 19, 2012
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of CreXus Investment Corp.’s Form 8-K dated March 19, 2012, and have the following comments:

1. We agree with the statements made in the second, third, fourth and fifth paragraphs.

2. We have no basis on which to agree or disagree with the statement made in the first paragraph.

We read Item 4.01 (b) of CreXus Investment Corp.’s Form 8-K dated March 19, 2012 and have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP

New York, New York